Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, First Commonwealth Financial Corporation (“Employer”) employed Gerard M. Thomchick (“Employee”); and

WHEREAS, Employer and Employee wish to resolve any and all matters between them relating to Employee’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Separation Agreement and General Release (“SAR”) will govern Employee’s termination from employment with Employer and will resolve, finally and completely, any and all possible claims and disputes between Employer and Employee arising from such employment and termination of employment:

1. Employer’s employment records will reflect that Employee’s active employment with Employer terminated effective April 13, 2007 (the “Termination Date”).

2. In exchange for Employee’s execution of this SAR, Employer agrees to:

a. continue to pay Employee his monthly salary based on his regular annual base compensation of Three Hundred Eighty-Five Thousand Five Hundred and Thirty-Five Dollars ($385,535.00) (as in effect on the Termination Date and without regard to bonuses or any supplemental payments), less any and all legally required withholding and deductions, through the pay period ending June 30, 2007, in accordance with Employer’s regular payroll practices. Through the pay period ending June 30, 2007, Employee shall be entitled to continue participation in the Employer-sponsored 401(k) plan and Supplemental Employee Retirement Plan on the same terms and conditions as applicable to active employees. Through the pay period ending June 30, 2007, Employee shall be entitled to continue to participate in Employer sponsored insured medical, dental and vision, medical flexible spending account, and life and disability programs on the same terms as in effect on the Termination Date with the Employee share of the cost of such benefits to be deducted from the payments made under this subsection. All Employer-sponsored benefits (whether taxable or not taxable to Employee), will cease as of Termination Date unless specifically provided under this SAR. June 30, 2007 will be Employee’s last day of employment with Employer;

b. pay Employee an amount equal to 38 weeks of his regular base compensation in an amount totaling Two Hundred Eighty-One Thousand Seven Hundred and Thirty-Seven Dollars and Twelve Cents ($281,737.12), less any and all legally required withholding and deductions. This amount will be paid in equal installments beginning July 1, 2007, in accordance with Employer’s regular payroll practices;

c. continue to offer Employer Sponsored medical insurance coverage currently PPO Blue (“Medical Insurance”) and dental coverage to the Employee, subject to the coverage election in effect on the Termination Date, through the last day that the Employee receives salary continuation under subsections (a) and (b) above, if and only if Employee continues to pay his share of the cost of such coverage, during such time and subject to the terms and conditions as in effect for active employees and the Employee’s coverage election in effect on the Termination Date. The Employer will pay its share of the cost of the Medical Insurance and dental coverage, offered under this subsection (c) until the earlier of: (a) the date ending on the last payment under subsection (b) above (38 weeks from June 30, 2007), or (b) the Employee ceases to pay his share of the cost of Medical Insurance coverage and dental coverage, at which time Medical Insurance coverage and dental coverage will terminate. The Employee’s share of the cost of Medical Insurance coverage and dental coverage will be withheld and paid from the salary continuation provided in this Agreement, with such payment to be made in accordance with the Employer’s insurance payment policies in effect for active employees. Upon termination of Medical Insurance coverage and/or dental coverage, Employee will receive notice of his rights to continue Medical Insurance coverage and/or dental coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the full cost of such COBRA coverage to be borne by Employee. Upon cessation of COBRA coverage and if requested by Employee, Employer will assist Employee with soliciting quotes for guarantee issued medical insurance coverage for Employee, the full cost of such additional coverage to be borne by Employee.

d. Notwithstanding the foregoing, the total of all payments made pursuant to subsections (a) and (b) and other Employer separation pay plan payments made by Employer shall not exceed the lesser of two times Employee’s compensation for 2006 or two times the compensation limit set forth in Section

401(a)(17) of the Internal Revenue Code of 1986, as amended, $450,000 for 2007. Further, all such amounts shall be paid not later than the last day of Employee’s second taxable year following the Termination Date.

e. In the event of the Employee’s death prior to receipt of all salary continuation amounts payable under subsections (a) and (b) above, any remaining salary continuation amounts will be paid to Employee’s surviving spouse, determined on the date of death. Unpaid salary continuation payments will continue to be paid, less applicable withholding deductions, to surviving spouse in accordance with Employer’s regular payroll practices, until the earlier of: (i) the last day required for the salary continuation payments under this SAR; or (ii) the date of the surviving spouse’s death. If, upon the date of the Employee’s death, Employee is not survived by a spouse, all salary continuation payments shall immediately end. All employer sponsored benefits provided under the SAR shall end on the date of the Employee’s death, with the exception of the Medical Insurance provided in subsection (c) above, which shall continue to be offered to the surviving spouse until the earlier of: (a) the Medical Insurance coverage termination date as provided in subsection (c); or (b) the date the surviving spouse has other health insurance coverage, at which time coverage will terminate. Upon termination of Medical Insurance, surviving spouse shall receive notice of COBRA continuation coverage rights.

3. In exchange for the promises contained in paragraph 2, Employee hereby unconditionally releases Employer, its affiliates, officers, directors, Board, employees, shareholders, agents, benefit plans, predecessors, successors and/or assigns from any and all claims, issues, or causes of action, known or unknown, as of the Effective Date of this Agreement (defined in paragraph 15), including those arising out of Employee’s employment with Employer, Employee’s interaction with Employer’s employees, and Employee’s separation from employment with Employer, including, but not limited to: (i) all claims under any possible legal, equitable, contract, or tort theory, including, but not limited to, any and all claims for wrongful discharge or for breach of contract and any and all claims for defamation, slander, invasion of privacy, misrepresentation, negligence, or intentional or negligent infliction of emotional distress; (ii) all claims under any possible statutory theory, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Federal Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Pregnancy

Discrimination Act, the Equal Pay Act, the Pennsylvania Human Relations Act, and any and all other federal, state, and/or local employment and other legal claims, and any other civil rights law, including any federal, state, or local law, statute, ordinance, regulation, or executive order prohibiting employment discrimination based on age, sex, sexual orientation, religion, race, color, handicap, disability, retaliation, or any other characteristic proscribed by law, or any other legal claims, such as whistleblower claims, wrongful discharge claims, and claims for possible attorneys’ fees and costs; (iii) all claims under the Employee Retirement Income Security Act of 1974, all claims under the Wage Payment and Collection Law, and all claims under the Family and Medical Leave Act; and (iv) all claims for the fees, costs, and expenses of any and all attorneys who have at any time or are now representing Employee in connection with this SAR or in connection with any matter released by Employee. Employee acknowledges and covenants that he has not sustained any work-related injury or illness during his employment with Employer. Employee acknowledges that he has filed no charges, complaints, or other claims against Employer. Employee further understands, covenants, and agrees that he will not enter suit or initiate any proceedings of any kind against Employer or any other person or entity on any of the claims mentioned above. To the extent, however, that any entity or person sues on Employee’s behalf concerning any possible claim, Employee agrees that this SAR has fully and finally satisfied any and all possible claims, and Employee agrees to waive and otherwise relinquish eligibility for any recovery beyond what he has received in this SAR, even if he participates or otherwise assists in such litigation.

4. Employee does not waive, nor shall this SAR be construed to waive, any right which is not subject to waiver as a matter of law (such as a claim for workers’ compensation benefits), or any claim or right which arises after the Effective Date of this Release.

5. Employee understands and agrees that Employer, including any successor or affiliate of Employer, will not be obligated in any way to provide him with future employment, compensation, or benefits in any amount or for any reason, and Employee agrees not to seek any such employment, reemployment, compensation or benefits.

6. Employee expressly understands and agrees that Employer expressly denies that it harmed him or treated him unlawfully, unfairly or discriminatorily in any way, or that it retaliated against him. Neither this SAR nor the implementation thereof shall be construed to be, or shall be, admissible in any proceedings as evidence of an admission by Employer of any violation of or failure to comply with any federal, state or local law, ordinance, agreement, rule, regulation, or order. The preceding sentence does not preclude introduction of this SAR by either party to establish that the other’s claims were resolved and released according to the terms of this SAR or by Employer or Employee to establish any breach of this SAR.

7. Employee is hereby advised to consult with an attorney prior to executing this SAR to help him fully understand and appreciate its legal effect. Employee swears that he has carefully read the foregoing release, that he understands completely its contents, that he understands the significance and consequences of signing it, and that he has had a full and fair opportunity to have his attorney explain all of its contents and ramifications. Employee expressly warrants that he has been afforded the opportunity to consider this SAR for a period of twenty-one (21) calendar days. Employee further swears that he has agreed to and signed this SAR knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

8. Employee shall have a period of seven (7) days following his execution of this SAR to revoke it (“Revocation Period”), and this SAR shall not be effective or enforceable prior to the expiration of the Revocation Period. Revocation must be made by delivering, within the Revocation Period, a notice to Thaddeus Clements, Senior Vice President, P.O. Box 400, Indiana, Pennsylvania 15701. The revocation of this SAR by Employee will automatically revoke the terms described in paragraph 2 of this SAR. If Employee does not advise Employer in writing that he revokes this SAR within the Revocation Period, the SAR shall become effective and be forever enforceable. Employee understands that if he revokes this SAR, he will not receive the sums or other consideration set forth in paragraph 2 of this SAR. This SAR shall not become effective or enforceable until at least the eighth (8th) day after the date that Employee signs the SAR.

9. By entering into this SAR, Employer expressly denies any unlawful or unfair conduct.

10. Employee agrees that for the period from April 13, 2007 to April 13, 2008, Employee will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this SAR, “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise: (i) where Employee will be engaged in the management, sale, development, or marketing of products or services of the type provided by the Employer; and (ii) during employment with Employer, Employee was privy to or given access to proprietary and/or confidential business information of the Employer concerning the Employer’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the Employer’s customer relationships or goodwill. “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the western part of Pennsylvania, (defined for purposes of this Agreement as Harrisburg, Pennsylvania and all locations in Pennsylvania west thereof), including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of the Employer, currently and in the future, in the western part of Pennsylvania, in which the Employee had involvement, and/or about which Employee learned of, and/or may have acquired any knowledge about, while employed by the Employer. Employee acknowledges that this restriction prohibits him from working anywhere in Pennsylvania for a “Competing Business” as defined herein. Employer and Employee agree that the Federal Home Loan Bank Board is not a “Competing Business” within the meaning of this SAR. Employee also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with Employer. Employee acknowledges that this restriction is properly limited so that it will not interfere with his ability to earn a livelihood and that this restriction is reasonable and necessary to protect Employer’s legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in paragraph 2, Employee agrees to be bound by the terms of this paragraph 10. The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association. Employee also agrees that for the period from April 13, 2007 to April 13, 2008, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Employer or of any of its subsidiaries or affiliates to leave Employer or any of its subsidiaries, or affiliates, for any reason whatsoever, or to hire any such employee.

11. a. Except as otherwise required by law, Employee agrees to refrain from directly or indirectly engaging in publicity or any other action or activity that reflects adversely upon Employer, its Board, officers, employees, agents and business, including any successor or affiliate.

b. Employee agrees to keep confidential any proprietary information and other knowledge acquired or otherwise learned from or on behalf of Employer during his employment to the extent such information or knowledge has not been published, has not been disseminated, or is not otherwise a matter of general public knowledge.

c. Except as otherwise required by law, Employee agrees to keep confidential and not disclose the terms of this SAR to any person, with the exception of attorneys or other individuals consulted by Employee to understand the interpretation, application, or legal or financial effect of this SAR or to implement any portion of it. Employee further agrees that prior to disclosing the terms of this SAR to any of the foregoing individuals, those persons must pledge to strictly maintain such confidentiality before Employee shares such information with them.

12. If, contrary to this SAR, a lawsuit is filed by Employee, or Employee otherwise commits a material breach of this SAR, Employer will have the right, without affecting the continued validity and enforceability of the SAR, and in addition to and not in lieu of all other legal and equitable remedies, to discontinue all further payments and benefits due under this SAR and to seek redress at law for any and all damages, costs and fees.

13. In response to inquiries by prospective employers of Employee, Employer agrees to provide only confirmation of Employee’s job title and dates of employment. All such reference inquiries should be directed solely to Thaddeus Clements.

14. Employee warrants that he has returned any and all Employer documents or other materials, including, without limitation, electronic or “hard” data, software, policy manuals, office supplies, keys, and any Employer property in his possession to Employer.

15. In exchange for Employer’s promises contained in this SAR, Employee has executed this SAR, including the release in paragraph 3 of this Agreement. Employer has no obligation to pay any sums or benefits under this SAR, including under paragraph 2 of this Agreement, until: (1) it receives a fully executed copy of this SAR from Employee; and (2) the Revocation Period set forth in paragraph 8 expires and Employee does not revoke the SAR during the Revocation Period (“Effective Date”). If Employer revokes the SAR, Employer owes no obligations under this SAR and has no obligations to pay the sums or give the benefits set forth in paragraph 2.

16. Employee and Employer understand and agree that the terms and conditions of this SAR constitute the full and complete understandings, agreements, and promises of the parties, and that there are no oral or written understandings, agreements, promises, or inducements made or offered other than those set forth in writing in this SAR, except the Incentive Stock Option and Non-Qualified Stock Option Agreements between the parties. Notwithstanding the foregoing, Employee agrees that this SAR does not cancel, reduce or otherwise diminish any post-employment obligations relating to confidentiality, use of confidential information, non-competition, and non-solicitation.

17. Employee agrees that his membership on all Boards and Committees of First Commonwealth Financial Corporation and its affiliates ended effective April 13, 2007.

18. Employer agrees to transfer the license for the tickets to seats located in Section 534, Row HH, Seat Numbers 5-10 for the Pittsburgh Steelers football games so long as Employee pays to Employer the license fees for those seats, the license transfer fees, as well as the annual cost of the tickets. Employer agrees to provide a letter to effectuate such transfer.

19. Employee is solely responsible for all tax liabilities and other consequences beyond the deductions made by Employer from amounts payable under this SAR.

20. Employee expressly agrees that this SAR will be governed by Pennsylvania law, except as preempted by federal law.

21. Employee and Employer waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a panel of eleven (11) arbitrators to be supplied by the AAA.

22. If any court, arbitrator, or other authority determines that any term, condition, clause, or other provision of this SAR is void or invalid, it, he, or she will have discretion to modify such term, condition, clause, or other provision of this SAR to make it valid, or, alternatively, if it, he, or she declines to make such a modification and leaves it invalid, the remaining portions of this SAR will remain in full force and effect.

23. This SAR may be signed in two counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. Employer shall retain Counterpart No. 1 of this Release and Employee shall retain Counterpart No. 2 of this Release.

IN WITNESS WHEREOF, the undersigned parties, having read this Separation Agreement and General Release, and intending to be legally bound thereby, have caused this Separation Agreement and General Release to be executed as of the date set forth below.

AGREED:		Dated: July 3, 2007

/s/ Gerard M. Thomchick
Gerard M. Thomchick
For Myself, My Heirs, Personal Representatives and Assigns

Witnessed by:	/s/ Debra A. Thomchick

AGREED:		Dated: July 5, 2007

/s/ David Tomb
David Tomb Senior Vice President
On Behalf of First Commonwealth
Financial Corporation